Exhibit 99.1

Moody’s Corporation Reports Results for Third Quarter 2009

  Reported 3Q09 EPS of $0.42; excluding restructuring, EPS of $0.43
  3Q09 revenue of $451.8 million, up 4% from prior-year period
  Raising FY 2009 EPS guidance to range of $1.60 to $1.68

NEW YORK--(BUSINESS WIRE)--October 29, 2009--Moody’s Corporation (NYSE: MCO) today announced results for the third quarter of 2009.

Summary of Results for Third Quarter 2009

Moody’s reported revenue of $451.8 million for the three months ended September 30, 2009, an increase of 4% from $433.4 million for the third quarter of 2008. Operating income for the quarter was $172.5 million, a 9% decline from $189.8 million for the same period last year. Diluted earnings per share of $0.42 for the third quarter of 2009 included a charge of $0.01 related to previously announced restructuring activities. Excluding the restructuring adjustment from both periods and the benefit related to legacy tax matters in the prior-year period, diluted earnings per share of $0.43 for the quarter declined 4% from $0.45 in the prior-year period.

“Moody’s third quarter results reflected continuing strength in corporate debt issuance as well as growth from Moody’s Analytics,” said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s. “While improvement in other sectors of the credit markets remains uneven, we are raising our full-year 2009 EPS guidance to a range of $1.60 to $1.68 to reflect our expectation that corporate bond activity will remain strong through year-end.”

Third Quarter Revenue

For Moody’s Corporation overall, global revenue of $451.8 million increased 4% from the third quarter of 2008. Excluding the unfavorable impact of foreign currency translation, revenue increased 6 percent. U.S. revenue of $229.7 million for the third quarter of 2009 increased 5% from the third quarter of 2008, while non-U.S. revenue of $222.1 million increased 3% from the prior-year period. Excluding the unfavorable impact of foreign currency translation, non-U.S. revenue increased 8 percent. Non-U.S. revenue accounted for 49% of Moody’s total revenue for the quarter, essentially flat with 50% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the third quarter of 2009 was $305.3 million, an increase of 3% from the prior-year period. Excluding the unfavorable impact of foreign currency translation, revenue grew 5 percent. U.S. revenue of $164.8 million for the third quarter of 2009 increased 8% from the third quarter of 2008. Outside the U.S., revenue of $140.5 million declined 2% from the year-ago period.

Within MIS, global corporate finance revenue of $101.4 million in the third quarter of 2009 increased 32% from the same quarter of 2008. U.S. corporate finance revenue increased 35% from the third quarter of 2008, primarily driven by better activity in the high-yield market. Outside the U.S., revenue increased 27% from the prior-year period, primarily due to issuance of investment-grade securities in Europe.

Global structured finance revenue totaled $79.2 million for the third quarter of 2009, a decrease of 17% from a year earlier. U.S. structured finance revenue decreased 8%, with new issuance limited primarily to TALF-related securitizations. Non-U.S. structured finance revenue decreased 24%, driven by revenue declines in derivatives and asset-backed securities.

Global financial institutions revenue of $62.9 million in the third quarter of 2009 decreased 2% compared to the same quarter of 2008, due to issuance declines in the banking sector. U.S. financial institutions revenue decreased 4%, while non-U.S. revenue decreased 1 percent.

Global public, project and infrastructure finance revenue was $61.8 million for the third quarter of 2009, an increase of 4% from the third quarter of 2008. U.S. revenue decreased 2% from the prior-year period, primarily due to lower issuance activity in the municipal sector. Non-U.S. revenue increased 14% with strong issuance in European infrastructure finance.

Global revenue for Moody’s Analytics ("MA") for the third quarter of 2009 reached $146.5 million, up 7% from the same quarter of 2008. Excluding the unfavorable impact of foreign currency translation, revenue increased 10 percent. Subscription revenue of $118.9 million was about flat with the prior-year period, and represented more than 80% of Moody’s Analytics revenue. Software revenue grew 82%, while revenue in professional services increased 9% from the prior-year period.

In the U.S., MA revenue of $64.9 million for the third quarter of 2009 was about flat with the third quarter of 2008. Modestly higher attrition from financial institution customers was offset by new subscription business and growth in software revenue. Outside the U.S., revenue increased 14% over the prior-year period to $81.6 million, primarily due to the impact of acquisitions made in 2008.

Third Quarter Expenses

Third quarter 2009 expenses for Moody’s Corporation of $279.3 million were 15% higher than in the prior-year period. The increase reflects incremental expenses from businesses acquired in the fourth quarter of 2008 and higher accruals for incentive compensation reflecting the stronger full-year outlook. Moody’s reported operating margin for the third quarter of 2009 was 38.2%. Excluding the restructuring adjustments in both periods, expenses were 12% higher than the prior-year period and operating margin was 39.0%, compared to 43.4% in the prior-year period. Without the favorable impact of foreign currency translation, reported expenses increased 18% and reported operating income declined 8% percent.

Moody’s effective tax rate was 37.5% for the third quarter of 2009, compared with 38.4% for the prior-year period. The decrease was primarily due to a higher proportion of taxable income generated internationally in lower tax jurisdictions.

Year-to-Date Results

Moody’s Corporation revenue for the first nine months of 2009 totaled $1,311.4 million, a decrease of 3% from $1,351.7 million for the same period of 2008. Expenses for the first nine months of 2009 were $802.8 million, an increase of 10% from a year ago. Year-to-date operating income of $508.6 million was down 18% from $622.8 million for the same period of 2008. Excluding the negative impact of foreign currency translation, revenue for the first nine months of 2009 was about flat with the prior-year period and operating income decreased 17 percent. Diluted earnings per share of $1.26 for the first nine months of 2009 included a net charge of $0.02, reflecting costs related to previously announced restructuring plans partially offset by a benefit from certain legacy tax matters. Excluding these items in both periods, diluted earnings per share of $1.28 for the first nine months of 2009 decreased 11% from $1.44 for the first nine months of 2008.

Revenue at Moody’s Investors Service totaled $885.8 million for the first nine months of 2009, a decrease of 7% from the prior-year period. Moody’s Analytics revenue rose to $425.6 million for the first nine months of 2009, up 6% from the first nine months of 2008.

Share Repurchases and Debt Capacity

During the third quarter of 2009, Moody’s did not repurchase shares and issued 0.2 million shares under employee stock-based compensation plans. Outstanding shares as of September 30, 2009 totaled 236.5 million, representing a 1% decrease from a year earlier. Additionally, as of September 30, 2009, Moody’s had $1.4 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $1.3 billion of outstanding debt and approximately $450 million of additional debt capacity available under its revolving credit facility. Moody’s reduced total outstanding debt by approximately $50 million during the third quarter and $187 million for the first nine months of 2009.

Assumptions and Outlook for Full-Year 2009

Moody’s outlook for 2009 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the impact of government-sponsored economic stabilization initiatives. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from our current outlook.

Moody’s is revising its outlook for the full-year 2009 due to continuing strength in corporate debt issuance. This outlook assumes foreign currency translation at end of third quarter exchange rates. We now expect revenue for the full-year 2009 to be about flat versus full-year 2008. Revenue expectations for certain areas have changed based on conditions specific to those businesses and geographies. We now expect full-year 2009 expenses to increase in the high-single-digit percent range. Full-year 2009 operating margin is now projected in the high-thirties percent range and the effective tax rate is now expected in the range of 37 to 38 percent. The Company now expects diluted earnings per share for full-year 2009 in the range of $1.60 to $1.68.

For the global MIS business, we now expect revenue for the full-year 2009 to decline in the low-single-digit percent range. Within the U.S., we now expect MIS revenue to be about flat with the prior-year period. We continue to expect MIS revenue outside the U.S. to decline in the mid-single-digit percent range. We now expect corporate finance revenue for full-year 2009 to increase in the low-thirties percent range from full-year 2008, reflecting strong activity in both investment-grade and speculative-grade issuance. We still expect structured finance revenue for full-year 2009 to decrease in the mid-twenties percent range, with declines across all asset classes. Revenue from financial institution ratings is still expected to decline in the mid-single-digit percent range, while revenue from public, project and infrastructure finance for the full-year 2009 is now expected to increase in the low-single-digit percent range.

For Moody’s Analytics, full-year 2009 revenue growth is still expected to be in the low-single-digit percent range, driven by our expectations for strong growth in software revenue attributable to the Fermat acquisition. We now project subscription revenue to be about flat with full-year 2008 results, while professional services revenue is now expected to decline in the mid-single-digit percent range. Within the U.S., we still anticipate MA revenue will decline in the low-single-digit percent range, and outside the U.S., we still expect revenue to increase in the high-single-digit percent range.

Conference Call

A conference call to discuss third quarter 2009 results will be held this morning, October 29, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-800-289-0722. Other callers should dial +1-913-905-3198. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed through Moody's Shareholder Relations website, http://ir.moodys.com under “Featured Events”, until midnight Eastern Time, November 12, 2009.

A replay of the teleconference will be available from 4:00 p.m. Eastern Time, October 29, 2009 until midnight Eastern Time, November 12, 2009. The replay can be accessed from within the U.S. and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 2430581.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which encompasses the growing array of Moody’s non-ratings businesses including risk management software for financial institutions, quantitative credit analysis tools, economic research and data services, data and analytical tools for the structured finance market, and training and other professional services. The Corporation, which reported revenue of $1.8 billion in 2008, employs approximately 4,000 people worldwide and maintains a presence in 27 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2009 and other forward-looking statements in this release are made as of October 29, 2009, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Amounts in millions, except per share amounts	2009	2008	2009	2008

Revenue	$451.8	$433.4	$1,311.4	$1,351.7

Expenses:
Operating	135.1	122.7	385.5	365.9
Selling, general and administrative	124.3	108.1	351.2	321.8
Restructuring	3.7	(1.8)	18.6	(2.7)
Depreciation and amortization	16.2	14.6	47.5	43.9
Total expenses	279.3	243.6	802.8	728.9

Operating income	172.5	189.8	508.6	622.8
Non-operating (expense) income, net
Interest (expense) income, net	(11.5)	(12.6)	(20.9)	(36.5)
Other non-operating (expense) income, net	1.7	7.5	(8.8)	18.9
Total	(9.8)	(5.1)	(29.7)	(17.6)
Income before provision for income taxes	162.7	184.7	478.9	605.2
Provision for income taxes	61.0	70.9	175.1	232.6
Net income	101.7	113.8	303.8	372.6
Less: net income attributable to noncontrolling interests	1.1	0.8	3.7	3.7
Net income attributable to Moody's Corporation	$100.6	$113.0	$300.1	$368.9

Earnings per share attributable to Moody's common shareholders
Basic	$0.43	$0.47	$1.27	$1.51
Diluted	$0.42	$0.46	$1.26	$1.49

Weighted average number of shares outstanding
Basic	236.4	241.3	236.0	244.4
Diluted	238.2	244.6	237.6	247.9

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Amounts in millions	2009	2008	2009	2008

Moody's Investors Service
Structured Finance	$79.2	$95.7	$226.2	$313.7
Corporate Finance	101.4	77.0	293.0	249.2
Financial Institutions	62.9	64.4	186.5	206.5
Public, Project and Infrastructure Finance	61.8	59.7	180.1	181.4
Intersegment royalty	14.5	15.8	43.6	47.5
Sub-total MIS	319.8	312.6	929.4	998.3
Eliminations	(14.5)	(15.8)	(43.6)	(47.5)
Total MIS revenue	305.3	296.8	885.8	950.8

Moody's Analytics
Subscriptions	118.9	118.7	353.7	354.0
Software	20.2	11.1	53.7	30.1
Professional Services	7.4	6.8	18.2	16.8
Total MA revenue	146.5	136.6	425.6	400.9

Total Moody's Corporation revenue	$451.8	$433.4	$1,311.4	$1,351.7

Moody's Corporation revenue by geographic area

United States	$229.7	$218.3	$675.7	$714.6
International	222.1	215.1	635.7	637.1

	$451.8	$433.4	$1,311.4	$1,351.7

Moody's Corporation
Consolidated Interest (Expense) Income, Net (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Amounts in millions	2009	2008	2009	2008

Interest (expense) income:
Expense on borrowings	$(10.4)	$(14.5)	$(34.8)	$(44.2)
Income	0.6	5.0	2.0	15.2
Legacy tax (a)	-	-	6.5	2.3
FIN 48 and other tax	(2.4)	(3.6)	4.3	(10.4)
Interest capitalized	0.7	0.5	1.1	0.6
Total interest (expense) income, net	$(11.5)	$(12.6)	$(20.9)	$(36.5)

(a) The 2009 amount represents interest income related to the favorable settlement of the 1993 - 1996 legacy tax matter; the 2008 amount represents a reduction of accrued interest due to the favorable resolution of legacy tax matters.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	September 30,	December 31,
	2009	2008
Amounts in millions

Cash and cash equivalents	$422.7	$245.9
Short-term investments	6.8	7.1
Total current assets	896.5	809.1
Non-current assets	977.7	964.3
Total assets	1,874.2	1,773.4
Total current liabilities	1,202.3	1,393.1
Total debt (1)	1,281.0	1,467.7
Other long-term liabilities	571.3	616.4
Total shareholders' deficit	(647.5)	(986.1)
Total liabilities and shareholders' deficit	1,874.2	1,773.4

Actual number of shares outstanding	236.5	235.1

(1) Includes long-term debt of $748.1 and $750.0 million at September 30, 2009 and December 31, 2008, respectively. Additionally, this includes amounts outstanding under the Company's commercial paper program of $531.0 million at September 30, 2009, and $104.7 million and $613.0 million under the commercial paper program and revolving credit facility, respectively, at December 31, 2008, which are included in total current liabilities.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended September 30,

Amounts in millions, except per share amounts	2009				2008
				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures *	Reported	Adjustments		Measures *

Revenue	$451.8	$-		$451.8	$433.4	$-		$433.4
Expenses	279.3	(3.7)	(a)	275.6	243.6	1.8	(a)	245.4
Operating income	172.5	3.7		176.2	189.8	(1.8)		188.0
Non-operating (expense) income, net	(9.8)	-		(9.8)	(5.1)	(4.6)	(b)	(9.7)
Income before provision for income taxes	162.7	3.7		166.4	184.7	(6.4)		178.3
Provision for income taxes	61.0	1.4	(c)	62.4	70.9	(2.5)	(c)	68.4
Net income	101.7	2.3		104.0	113.8	(3.9)		109.9
Less: net income attributable to noncontrolling interests	1.1	-		1.1	0.8	-		0.8
Net income attributable to Moody's Corporation	$100.6	$2.3		$102.9	$113.0	$(3.9)		$109.1

Earnings per share attributable to Moody's common shareholders
Basic	$0.43			$0.44	$0.47			$0.45
Diluted	$0.42			$0.43	$0.46			$0.45

* In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the three month periods ended September 30, 2009 and 2008, adjusted to exclude the impact of the following:

(a) To exclude adjustments relating to the fourth quarter 2007 restructuring charge and the 2009 restructuring plan approved on March 27, 2009

(b) To exclude benefits relating to the resolution of certain legacy tax matters

(c) To reflect the income tax impacts related to the adjustments described in notes (a) and (b) above

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Nine Months Ended September 30,

Amounts in millions, except per share amounts	2009				2008
				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures *	Reported	Adjustments		Measures *

Revenue	$1,311.4	$-		$1,311.4	$1,351.7	$-		$1,351.7
Expenses	802.8	(18.6)	(a)	784.2	728.9	2.7	(a)	731.6
Operating income	508.6	18.6		527.2	622.8	(2.7)		620.1
Non-operating (expense) income, net	(29.7)	(6.5)	(b)	(36.2)	(17.6)	(13.3)	(b)	(30.9)
Income before provision for income taxes	478.9	12.1		491.0	605.2	(16.0)		589.2
Provision for income taxes	175.1	8.7	(c)	183.8	232.6	(3.7)	(c)	228.9
Net income	303.8	3.4		307.2	372.6	(12.3)		360.3
Less: net income attributable to noncontrolling interests	3.7	-		3.7	3.7	-		3.7
Net income attributable to Moody's Corporation	$300.1	$3.4		$303.5	$368.9	$(12.3)		$356.6

Earnings per share attributable to Moody's common shareholders
Basic	$1.27			$1.29	$1.51			$1.46
Diluted	$1.26			$1.28	$1.49			$1.44

* In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the nine month periods ended September 30, 2009 and 2008, adjusted to exclude the impact of the following:

(a) To exclude adjustments relating to the fourth quarter 2007 restructuring charge and the 2009 restructuring plan approved on March 27, 2009

(b) To exclude benefits relating to the resolution of certain legacy tax matters

(c) To reflect the income tax impacts related to the adjustments described in notes (a) and (b) above, and to exclude a $4.3 million tax benefit recorded in the second quarter of 2009 related to the settlement of a legacy tax matter

CONTACT:
Media Contact:
Michael Adler
Vice President
Corporate Communications
212-553-4667
michael.adler@moodys.com
or
Investor Relations Contact:
Liz Zale
Vice President
Investor Relations
212-553-1633
elizabeth.zale@moodys.com